Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE
Second Supplemental Indenture (this “Second Supplemental Indenture”), dated as of June 21, 2018, among Nationstar Mortgage LLC, a Delaware limited liability company (“Nationstar”), Nationstar Capital Corporation, a Delaware corporation (“Nationstar Corp.” and, together with Nationstar, the “Issuers”), the Guarantors (as defined in the Indenture referred to herein) and Wells Fargo Bank, National Association, as trustee (the “Trustee”).
W I T N E S S E T H:
WHEREAS, the Issuers and the Guarantors have heretofore executed and delivered to the Trustee an indenture (the “Original Indenture”), dated as of February 7, 2013, as amended and supplemented by a first supplemental indenture, dated as of March 26, 2013 (the “First Supplemental Indenture” and, together with the Original Indenture, the “Indenture”) that governs the Issuers’ existing outstanding 6.500% Senior Notes due 2021 (the “Notes”);
WHEREAS, Section 9.02 of the Indenture provides that the Issuers, the Guarantors and the Trustee may amend any provision of the Indenture (other than certain provisions enumerated in Section 9.02 of the Indenture, none of which provisions are implicated hereby) with the consent of the Holders (as defined in the Indenture) of at least a majority in aggregate principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class and execute a supplemental indenture;
WHEREAS, the Issuers solicited, and have received, consents to the amendments contemplated hereby, upon the terms and subject to the conditions set forth in the Consent Solicitation Statement, dated June 14, 2018, from Holders representing at least a majority in aggregate principal amount of the outstanding Notes;
WHEREAS, the execution and delivery of this Second Supplemental Indenture has been duly authorized and all conditions and requirements necessary to make this Second Supplemental Indenture a valid and binding agreement of the Issuers and the Guarantors have been duly performed and complied with;
WHEREAS, pursuant to Section 9.02 of the Indenture, the Issuers have delivered a resolution of their Boards of Directors (as defined in the Indenture) authorizing the execution of this Second Supplemental Indenture, and in accordance with Section 9.06 and Section 12.04 of the Indenture have delivered an Officers’ Certificate and an Opinion of Counsel (each as defined in the Indenture) to the Trustee stating that the execution of this Second Supplemental Indenture is authorized or permitted by the Indenture, that this Second Supplemental Indenture is the legal, valid and binding obligation of the Issuers and the Guarantors party hereto, enforceable against them in accordance with the terms of this Second Supplemental Indenture, subject to customary exceptions, that this Second Supplemental Indenture complies with the provisions of the Indenture and that all conditions precedent and covenants, if any, provided for in the Indenture relating to the execution of this Second Supplemental Indenture have been satisfied;
WHEREAS, the Issuers and the Guarantors, pursuant to the foregoing authority, propose in and by this Second Supplemental Indenture to amend the Indenture, and request that the Trustee join in the execution of this Second Supplemental Indenture; and
WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee is authorized to execute and deliver this Second Supplemental Indenture.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers, the Guarantors and the Trustee mutually covenant and agree for the benefit of each other and the equal and ratable benefit of the Holders of the Notes as follows:
(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
(2) Amendments. Section 1.01 of the Indenture is amended as follows:
(a) The definition of “Sponsor” in Section 1.01 of the Indenture is hereby deleted in its entirety and replaced with the following:

“Sponsor” means any of (i) Fortress Investment Group LLC and its Affiliates (other than any portfolio company of any of the foregoing) and (ii) Kohlberg Kravis Roberts & Co. L.P. and its Affiliates, including WMIH Corp. and its Affiliates (other than any portfolio company of any of the foregoing).
(b) The definition of “Change of Control” in Section 1.01 will be amended to add the following sentence at the end of the definition:
For the avoidance of doubt, the merger of Wand Merger Corporation with and into Nationstar Mortgage Holdings Inc., with Nationstar Mortgage Holdings Inc. surviving such merger as a wholly-owned subsidiary of WMIH Corp., will not constitute a “Change of Control” for the purposes of this Indenture.
(3) Effective Date; Reversal. This Second Supplemental Indenture shall become effective on the date hereof. If the merger of Wand Merger Corporation with and into Nationstar Mortgage Holdings Inc. is not consummated (or if the Agreement and Plan of Merger, dated as of February 12, 2018 (the “Merger Agreement”), by and among WMIH Corp., Wand Merger Corporation and Nationstar Mortgage Holdings Inc. is terminated in accordance with its terms) on or before November 12, 2018 (the “Merger Outside Date”), as such date may be extended pursuant to the Merger Agreement, the definitions of “Change of Control” and “Sponsor” in the Indenture shall revert to the forms in effect prior to the execution of this Second Supplemental Indenture and the amendments contemplated by Section 2 hereof shall be of no further effect as of the day immediately succeeding the Merger Outside Date (or if earlier, as of the time of the termination of the Merger Agreement).
(4) Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
(5) Severability. In case any provision in this Second Supplemental Indenture, the Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
(6) Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD FOR THE CONFLICTS OF LAWS PRINCIPLES THEREOF.
(7) Counterparts. The parties hereto may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
(8) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
(9) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers and the Guarantors. This Second Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with  respect hereto. In entering into this Second Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.
(10) Successors. This Second Supplemental Indenture shall be binding on the Issuers, the Guarantors, the Trustee and the Holders and their respective successors and assigns, and shall inure to the benefit of the such parties and their respective successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first above written.

ISSUERS:

NATIONSTAR MORTGAGE LLC

By:	/s/ Amar R. Patel
Name:	Amar R. Patel
Title:	Chief Financial Officer

NATIONSTAR CAPITAL CORPORATION

By:	/s/ Amar R. Patel
Name:	Amar R. Patel
Title:	Chief Financial Officer

GUARANTORS:

NATIONSTAR MORTGAGE HOLDINGS INC.

By:	/s/ Amar R. Patel
Name:	Amar R. Patel
Title:	Chief Financial Officer

NATIONSTAR SUB1 LLC

By:	/s/ Amar R. Patel
Name:	Amar R. Patel
Title:	Chief Financial Officer

NATIONSTAR SUB2 LLC

By:	/s/ Amar R. Patel
Name:	Amar R. Patel
Title:	Chief Financial Officer

[Signature Page to Second Supplemental Indenture]

HARWOOD SERVICE COMPANY, LLC
HARWOOD INSURANCE SERVICES, LLC
HOMESELECT SETTLEMENT SOLUTIONS, LLC
NATIONSTAR 2009 EQUITY CORPORATION
VERIPRO SOLUTIONS INC.

By:	/s/ Amar R. Patel
Name:	Amar R. Patel
Title:	Chief Financial Officer

[Signature Page to Second Supplemental Indenture]

TRUSTEE:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Patrick Giordano
Name:	Patrick Giordano
Title:	Vice President

[Signature Page to Second Supplemental Indenture]